UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2007

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

125 Sidney Street, Cambridge, Massachusetts		02139
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-299-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On December 19, 2006, Altus Pharmaceuticals Inc. ("Altus") entered into a Collaboration and License Agreement (the "Collaboration Agreement") with Genentech, Inc. ("Genentech") relating to the development, manufacture and commercialization of pharmaceutical products containing crystallized human growth hormone using Altus’ ALTU-238 proprietary technology. The Collaboration Agreement covered the sale of ALTU-238 Product in the United States, Canada and Mexico, and Genentech had an option to extend the collaboration globally.

On December 19, 2007, Genentech and Altus entered into an agreement terminating the collaboration effective December 31, 2007 (the "Termination Agreement"). Under the Termination Agreement, Altus regains control of its ALTU-238 assets and Genentech has agreed to provide, for a limited term, supplies of human growth hormone for future clinical development. In addition, Genentech will provide Altus certain funding to support transition of the program. Upon commercialization, Genentech will be entitled to a nominal royalty on sales of ALTU-238.

Genentech and we concluded that continuation of the collaboration was not in the strategic interest of both companies following a series of discussions regarding future development of ALTU-238. Genentech and we ultimately concluded that return of these development and commercialization rights to Altus would be in the best interest of both parties.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by Altus Pharmaceuticals relating to the termination of the Collaboration Agreement described in Item 1.02 is furnished, not filed, as Exhibit 99.1

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

December 20, 2007	By:	Jonathan I. Lieber

Name: Jonathan I. Lieber
Title: Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Altus Pharmaceuticals relating to the termination of the Genentech Collaboration Agreement